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                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statements of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated January 31, 1996, relating to the statements of assets and liabilities of UBS Bond Fund, UBS U.S. Equity Fund and UBS International Equity Fund and of UBS Tax Exempt Bond Fund, which reports appear in such Statements of Additional Information, and to the incorporation by reference of our reports into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Statements of Additional Information.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
February 5, 1996